CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-170706 on form S-8 of NiSource Inc. of our report dated June 26, 2013, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of the NiSource Inc. Retirement Savings Plan for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 26, 2013